EXHIBIT 23
INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement No. 33-3400, No. 33-57308, No. 33-59697, No. 333-36497 and No. 333-61816 of Ameron International Corporation on Form S-8 of our reports dated February 3, 2003, appearing in and incorporated by reference in this Annual Report on Form 10-K of Ameron International Corporation for the year ended November 30, 2002.

/s/ DELOITTE & TOUCHE LLP
Los Angeles, California
February 24, 2003